EX-99.e.1.ii

AMENDMENT NO. 1 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF MAY 12, 2012

     This Schedule to the Distribution Agreement between Delaware Group Equity Funds II and Delaware Distributors, L.P. originally entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
			designated as
			Service Fee
		Total 12b-1 Plan	Rate (per
		Fee Rate (per	annum of the
		annum of the	Series’ average
		Series’ average	daily net assets
		daily net assets	represented by
		represented by	shares of the
Series Name	Class Names	shares of the Class)	Class)	Effective Date
Delaware Value Fund	A Class	.30%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ J. SCOTT COLEMAN
Name:	J. Scott Coleman
Title:	Executive Vice President

DELAWARE GROUP EQUITY FUNDS II
on behalf of the Series
listed on Schedule I

By:	/s/ PATRICK P. COYNE
Name:	Patrick P. Coyne
Title:	President and Chief Executive Officer